Execution Version

ADDITIONAL NOTES PRIORITY JOINDER AGREEMENT

February 12, 2024

The undersigned (the “Additional Notes Priority Agent”) is the agent for Persons wishing to become additional “Secured Parties” (the “New Secured Parties”) under the Pledge Agreement dated as of September 13, 2017 (as heretofore amended and/or supplemented, the “Pledge Agreement” (terms used without definition herein have the meanings assigned to such terms by the Pledge Agreement)), by and among each of the parties listed on the signature pages thereto and those additional entities that thereafter become parties thereto (collectively, jointly and severally, “Grantors” and each, individually, a “Grantor”) and DEUTSCHE BANK TRUST COMPANY AMERICAS, in its capacity as collateral agent for the Secured Parties (in such capacity, together with its successors and assigns in such capacity, “Agent”).

In consideration of the foregoing, the undersigned hereby:

(i)represents that the Additional Notes Priority Agent has been authorized by the New Secured Parties to become a party to the Pledge Agreement on behalf of the New Secured Parties under that certain Indenture, dated as of February 12, 2024, by and among Kronos International, Inc. (the “Issuer”), each of the guarantors identified therein, and Deutsche Bank Trust Company Americas, as trustee, collateral agent, paying agent, transfer agent and registrar  (the obligations under such Additional Notes Priority Agreement and the notes issued pursuant thereto, the “Additional Obligations”) and to act as the Additional Notes Priority Agent for the New Secured Parties;

(ii)acknowledges that the Additional Notes Priority Agent and New Secured Parties have received a copy of the Pledge Agreement;

(iii)irrevocably appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Pledge Agreement as are delegated to the Pledgee by the terms thereof, together with all such powers as are reasonably incidental thereto; and

(iv)accepts and acknowledges the terms of the Pledge Agreement applicable to it and the New Secured Parties and agrees to serve as Additional Notes Priority Agent for the New Secured Parties with respect to the Additional Obligations and agrees on its own behalf and on behalf of the New Secured Parties to be bound by the terms hereof applicable to holders of Additional Obligations, with all the rights and obligations of a Secured Party thereunder and bound by all the provisions thereof as fully as if it had been a Secured Party on the effective date of the Pledge Agreement.

The name and address of the representative for purposes of Section 29 of the Pledge Agreement are as follows:

Deutsche Bank Trust Company Americas
Trust and Agency Services
1 Columbus Circle, 17th Floor
Mail Stop: NYC01-1710
New York, New York 10019
USA
Attn: Corporates Team, Kronos International Inc, AA6131
Facsimile: (732) 578-4635

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned has caused this Additional Notes Priority Joinder Agreement to be duly executed by its authorized officer as of the date first written above.

DEUTSCHE BANK TRUST COMPANY AMERICAS,as Trustee and Collateral Agent for the Additional Obligations, as Additional Notes Priority Agent

By:/s/ Robert Peschler
Name: Robert Peschler
Title: Vice President

By:/s/ Irina Golovashchuk
Name: Irina Golovashchuk
Title: Vice President

[Signature Page to Joinder to Pledge Agreement]

Accepted and Agreed to:
DEUTSCHE BANK TRUST COMPANY AMERICAS,
in its capacity as Agent

By:/s/ Robert Peschler
Name: Robert Peschler
Title: Vice President:

By:/s/ Irina Golovashchuk
Name: Irina Golovashchuk
Title: Vice President

[Signature Page to Joinder to Pledge Agreement]